EXHIBIT A [SEMPLE & COOPER LLP LETTERHEAD]

We are the independent public accountants for ImproveNet, Inc., a Delaware corporation (the "Company"). The Company is performing additional analysis with regard to the recognition of revenues and sales credits and therefore, the Company's management has been unable to complete its internal financial statements. Therefore, we have been unable to complete our quarterly review of the Company's financial statements as required by Form 10-QSB.

/s/ Semple & Cooper LLP

Phoenix, Arizona
May 17, 2005